Exhibit 99.1

Trunkbow Announces Earnings Guidance for the Full Year of 2013

BEIJING, December 10, 2013, -- Trunkbow International Holdings Limited (NASDAQ: TBOW) ("Trunkbow" or the "Company"), a leading provider of Mobile Payment Solutions ("MPS") and Mobile Value Added Services ("MVAS") in the PRC, today announced that it expects net income for the full year of 2013 to be in the range of $7.2 million to $7.8 million , with the second half of 2013 representing a substantial turnaround as compared to the first half of 2013.

About Trunkbow

Trunkbow International Holdings Limited (NASDAQ: TBOW) is a leading provider of Mobile Payment Solutions ("MPS") and Mobile Value Added Solutions ("MVAS") in the PRC. Trunkbow's solutions enable the telecom operators to offer their subscribers access to unique mobile applications, innovative tools, value-added services that create a superior mobile experience, and as a result generate higher average revenue per user and reduce subscriber churn. Since its inception in 2001, Trunkbow has established a proven track record of innovation, and has developed a significant market presence in both the MVAS and MPS markets. Trunkbow supplies its mobile payment solutions to all three Chinese mobile telecom operators, as well as re-sellers, in several provinces of China. For more information, please visit www.trunkbow.com.

Safe Harbor Statement

This press release contains forward-looking statements that reflect the Company's current expectations and views of future events that involve known and unknown risks, uncertainties and other factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Such forward looking statements involve known and unknown risks and uncertainties, including but not limited to uncertainties relating to the Company's relationship with China's major telecom carriers and its resellers, competition from domestic and international companies, changes in technology, contributions from revenue sharing plans and general economic conditions. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs.  You should understand that the Company's actual future results may be materially different from and worse than what the Company expects. Information regarding these risks, uncertainties and other factors is included in the Company's annual report on Form 10-K and other filings with the SEC.

Contact Information

In China:	In the U.S.
Trunkbow International Holdings Limited	The Piacente Group
Ms. Alice Ye, Chief Financial Officer	Brandi Floberg
Phone: +86 (10) 8571-2518 (Beijing)	Phone: + (1) 212-481-2050 (New York)
Email: ir@trunkbow.com	E-mail: trunkbow@tpg-ir.com